Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FOURTH QUARTER

and FISCAL YEAR 2014 RESULTS

NEW ALBANY, OHIO, March 10, 2015 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Consolidated Results

Fourth Quarter 2014 Results

-	Fourth quarter 2014 revenues were $211.9 million compared to $183.0 million in the prior-year period, an increase of 15.8 percent, primarily resulting from increased medium- and heavy-duty truck (“MD / HD Truck”) production volumes in North America and increased sales into the North American construction and agriculture markets.

-	Operating income in the fourth quarter was $9.5 million compared to operating income of $8.0 million in the prior-year period. The increase in operating income period-over-period reflects increased sales offset partially by an increase in selling, general and administrative (“SG&A”) expenses from the prior-year period.

-	Net income was $4.2 million in the fourth quarter, or $0.15 per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share, in the prior-year period. Diluted shares outstanding were 29.1 million in the fourth quarter compared to 29.0 million for the prior-year period. Net income in the fourth quarter reflects an income tax benefit of $0.1 million compared to an income tax provision of $1.6 million in the prior-year period. The income tax benefit in the fourth quarter resulted primarily from a reduction in tax valuation allowances in certain foreign subsidiaries.

Fiscal Year 2014 Results

-	Fiscal year 2014 revenues were $839.7 million compared to $747.7 million in the prior year, an increase of 12.3 percent, primarily resulting from increased MD / HD Truck production volumes in North America and increased sales into the North American construction and agriculture markets.

-	Operating income for the full year was $33.7 million compared to operating income of $6.4 million in the prior year, an increase of $27.3 million. This improvement in operating income year-over-year resulted in part from the increase in sales in 2014, offset partially by $0.8 million in charges from a loss on the sale of our Norwalk, Ohio facility and closure costs of $1.3 million from the closure of our Tigard, Oregon facility. Operating income in 2013 included $9.8 million in charges for employee separation costs arising from a reduction in force, asset impairments, third-party consulting services, and executive officer changes.

-	Net income was $7.6 million for fiscal year 2014, or $0.26 per diluted share, compared to a net loss of $12.4 million, or $(0.44) per diluted share, in fiscal year 2013. Diluted shares outstanding were 29.1 million for the fiscal year ending December 31, 2014 compared to 28.4 million for the fiscal year ending December 31, 2013. Net income in fiscal year 2014 reflects an income tax provision of $5.1 million compared to an income tax benefit of $2.3 million in the prior year. The income tax provision for fiscal year 2014 was lower than it otherwise would have been if not for a reduction in tax valuation allowances in certain foreign subsidiaries.

In fiscal year 2014, the Company did not have any borrowings under its asset-based revolver and therefore was not subject to any financial maintenance covenants. At December 31, 2014, the Company had liquidity of $107.2 million; $70.1 million of cash and $37.1 million availability from its asset based revolver.

Rich Lavin, President and CEO of Commercial Vehicle Group, stated, “Our full-year 2014 revenues and operating income were favorably impacted by significant improvements in medium- and heavy-duty truck production volumes in North America when compared to full-year 2013. Additionally, full-year sales and operating income improved in our global construction and agriculture end markets compared to full-year 2013. As regards to pull through, we are pleased to have reported about $27 million more operating income in 2014 compared to 2013 on $92 million of increased sales year-over-year; operating income pull through of almost 30 percent. Before giving effect to charges associated with special items in 2014 and 2013, adjusted operating income pull through was 21 percent and within our expected range.”

Lavin added, “With the roll out of our long term strategic plan, CVG 2020, in September 2014, we are focused on near term margin enhancement; and, over the long term, product innovation and other initiatives to profitably grow our business. We were able to deliver the aforementioned results in part because of flat year-over-year SG&A spend, notwithstanding investments associated with the development of CVG 2020. We are confident in our ability to both grow the company in line with CVG 2020 targets and deliver profit improvement.”

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “We maintained cost discipline during the year in a rising sales environment, and delivered the operating income pull through expected on increased sales as compared to the prior year. As a result, net income for the year improved to almost $8 million compared to a loss of $12 million in the prior year. However, during the year we experienced foreign currency exchange rate headwinds generally as a consequence of the strength of the U.S. Dollar and because certain of our foreign affiliates conducted business in currencies other than local currencies. We have and will continue to take actions to mitigate this foreign currency risk.”

Segment Results

In the fourth quarter of 2014, two reportable segments were established: the Global Truck and Bus Segment (“GTB Segment”) and the Global Construction and Agriculture Segment (“GCA Segment”). Each of these segments consists of a number of manufacturing facilities. Generally, the facilities in the GTB Segment manufacture and sell seats and seating systems (“Seats”), trim systems and components, wipers, mirrors, structures and other products into the MD / HD Truck and bus markets. Generally, the facilities in the GCA Segment manufacture and sell wire harnesses, Seats and other products into the construction and agriculture markets. Both segments participate in the aftermarket. Certain of our manufacturing facilities manufacture and sell products through both of our segments. Each manufacturing facility that sells products through both segments is reflected in the financial results of the segment that has the greatest amount of sales from that manufacturing facility.

Global Truck and Bus Segment

Fourth Quarter 2014 Results

-	Revenues for the GTB Segment for the fourth quarter of 2014 were $140.1 million compared to $114.7 million for the prior-year period, an increase of 22.2 percent primarily resulting from increased MD / HD Truck production volumes in North America.

-	Operating income for the fourth quarter was $16.2 million compared to operating income of $10.1 million for the prior-year period. This increase in operating income resulted primarily from an increase in sales volume, offset partially by $0.6 million of costs related to the closure of our Tigard, Oregon facility.

Fiscal Year 2014 Results

-	Revenues for the GTB Segment in fiscal year 2014 were $534.1 million compared to $473.2 million in the prior year, an increase of 12.9 percent primarily resulting from increased MD / HD Truck production volumes in North America.

-	Operating income in fiscal year 2014 was $51.2 million compared to operating income of $30.1 million in the prior year. This increase in operating income primarily resulted from the increase in sales volume. Fiscal year 2014 operating income was also impacted by closure costs totaling $1.3 million associated with the closure of our Tigard, Oregon facility, as well as the loss on the sale of our Norwalk, Ohio facility of $0.8 million. Operating income in 2013 was impacted by asset impairments totaling $2.7 million.

Global Construction and Agriculture Segment

Fourth Quarter 2014 Results

-	Revenues for the GCA Segment in the fourth quarter of 2014 were $74.8 million compared to $70.0 million in the prior year, an increase of 6.8 percent primarily resulting from increased sales into the North American construction and agriculture markets.

-	Operating loss in the fourth quarter was $1.6 million compared to operating income of $2.3 million for the prior year period. The operating loss was primarily a result of a reduction in gross profit margin from foreign currency exchange rate transaction costs, and an increase in SG&A expenses associated with CVG 2020.

Fiscal Year 2014 Results

-	Revenues for the GCA Segment in fiscal year 2014 were $317.2 million compared to $282.8 million in the prior year, an increase of 12.1 percent primarily resulting from increased sales into the North American construction and agriculture markets.

-	Operating income in fiscal year 2014 was $7.5 million compared to operating income of $4.9 million in the prior year. This increase in operating income resulted primarily from an increase in sales volume, offset partially by foreign currency transaction costs.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures is included as Appendix A to this release.

2015 End Market Outlook

Management estimates that 2015 North American Class 8 truck production levels will be in the range of 290,000 – 310,000 units compared to 297,000 units in 2014. Although we believe there is a bias toward a modest decline in global construction and agriculture markets in 2015 versus 2014, the Company does not anticipate any meaningful change in 2015.

CONFERENCE CALL

A conference call to discuss the contents of this press release is scheduled for Wednesday, March 11, 2015, at 10:00 a.m. ET. To participate, dial (888) 713-4218 using access code 99515800. To pre-register for the conference call and receive a pin number visit:

https://www.theconferencingservice.com/prereg/key.process?key=PC6347RM4

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 48156494.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2013. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2013
	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash	$70,091	$72,695
Accounts receivable, net of reserve for doubtful accounts of $2,808 and $2,302, respectively	139,912	119,069
Inventories	83,776	80,133
Deferred income taxes	9,142	8,180
Other current assets	6,351	7,536

Total current assets	309,272	287,613

Property, plant and equipment, net of accumulated depreciation of $123,831 and $118,410, respectively	73,462	78,876
Goodwill	8,056	8,220
Intangible assets, net	18,589	20,348
Deferred income taxes	23,234	24,468
Other assets, net	9,400	12,916

Total assets	$442,013	$432,441

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$70,826	$68,280
Accrued liabilities	36,686	34,285

Total current liabilities	107,512	102,565

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	23,356	17,249
Other long-term liabilities	2,309	2,686

Total liabilities	383,177	372,500

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 29,148,504 and 28,860,143 shares issued and outstanding, respectively	296	296
Treasury stock purchased from employees; 779,484 and 689,248 shares, respectively	(6,622)	(6,095)

Additional paid-in capital	231,907	229,137
Retained loss	(129,492)	(137,122)
Accumulated other comprehensive loss	(37,288)	(26,308)

Total CVG stockholders’ equity	58,801	59,908
Non-controlling interest	35	33

Total stockholders’ equity	58,836	59,941

Total liabilities and stockholders’ equity	$442,013	$432,441

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$211,874	$183,045	$839,743	$747,718
Cost of Revenues	185,101	162,364	732,055	667,989

Gross Profit	26,773	20,681	107,688	79,729
Selling, General and Administrative Expenses	16,926	12,288	72,480	71,711
Amortization Expense	353	384	1,515	1,580

Operating Income	9,494	8,009	33,693	6,438
Interest and Other Expense	5,393	5,310	20,931	21,226

Income (Loss) Before Provision (Benefit) for Income Taxes	4,101	2,699	12,762	(14,788)
Provision (Benefit) for Income Taxes	(136)	1,602	5,131	(2,337)

Net Income (Loss)	4,237	1,097	7,631	(12,451)
Less: Non-controlling interest in subsidiary’s income (loss)	1	(3)	1	(6)

Net Income (Loss) Attributable to CVG Stockholders	$4,236	$1,100	$7,630	$(12,445)

Earnings (Loss) per Common Share:
Basic	$0.15	$0.04	$0.26	$(0.44)

Diluted	$0.15	$0.04	$0.26	$(0.44)

Weighted Average Shares Outstanding:
Basic	29,089	28,815	28,926	28,230

Diluted	29,145	28,970	29,117	28,428

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014 Global Truck & Bus	2013 Global Truck & Bus	2014 Global Truck & Bus	2013 Global Truck & Bus
Revenues	$140,143	$114,690	$534,118	$473,244
Gross Profit	$23,683	$16,881	$81,430	$59,524
Selling, General & Administrative Expenses	$7,194	$6,408	$28,890	$28,036
Operating Income	$16,173	$10,126	$51,171	$30,056

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014 Global Construction & Agriculture	2013 Global Construction & Agriculture	2014 Global Construction & Agriculture	2013 Global Construction & Agriculture
Revenues	$74,777	$70,023	$317,201	$282,837
Gross Profit	$3,968	$6,627	$29,583	$24,365
Selling, General & Administrative Expenses	$5,568	$4,313	$21,903	$19,273
Operating (Loss) Income	$(1,637)	$2,278	$7,533	$4,943

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014 Corporate / Other	2013 Corporate / Other	2014 Corporate / Other	2013 Corporate / Other
Revenues	$(3,046)	$(1,668)	$(11,576)	$(8,363)
Gross Profit	$(878)	$(2,827)	$(3,325)	$(4,160)
Selling, General & Administrative Expenses	$4,164	$1,567	$21,687	$24,402
Operating Loss	$(5,042)	$(4,395)	$(25,011)	$(28,561)

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

(Amounts in thousands)

	Twelve Months Ended December 31,
	2014	2013
Revenue	$839,743	$747,718
Cost of Revenues	732,055	667,989

Gross Profit	107,688	79,729
Selling, General & Administrative Expenses	72,480	71,711
Amortization Expense	1,515	1,580

Operating Income	$33,693	$6,438

Special Items:
Reduction in Force [1]		(1,845)
Molding Equipment Impairment [2]		(1,327)
Software Impairment [3]		(1,330)
Third-party Consulting [4]		(2,800)
CEO Change [5]		(2,500)
Plant Closures [6]	(1,321)
Loss on sale of building [7]	(769)

Adjusted Operating Income	$35,783	$16,240

Incremental Operating Income	$27,255
Incremental Revenue	92,025

Operating Income Pull-through	30%

Incremental Adjusted Operating Income	$19,543
Incremental Revenue	92,025

Adjusted Operating Income Pull-through	21%

1	Severance and other related costs associated with significant reductions in workforce as a result of economic conditions.
2	Impairment of equipment for technology to manufacture truck components.
3	Impairment of IT software at a plant location.
4	Third-party consulting costs for an organizational assessment.
5	Separation charges relating to the former CEO, in addition to costs associated with hiring a new CEO.
6	Costs associated with plant closings, including employee severance or retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
7	Loss on sale of Norwalk, Ohio manufacturing facility.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.